Exhibit 10.36

AGREEMENT OF PURCHASE AND SALE AND
JOINT ESCROW INSTRUCTIONS
by and between

CRP LINCOLN, L.L.C.,
a Delaware limited liability company

and

KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company

Lincoln Court
2105 South Bascom Avenue
Campbell, California

i

ii

AGREEMENT OF PURCHASE AND SALE AND
JOINT ESCROW INSTRUCTIONS
This Agreement, dated as of the "Effective Date" (being defined as the date that the last party signed this Agreement as shown by the date set forth next to said party's signature below), is between KBS CAPITAL ADVISORS LLC, a Delaware limited liability company ("Buyer"), and CRP LINCOLN, L.L.C., a Delaware limited liability company ("Seller").

ARTICLE I
PURCHASE AND SALE OF PROPERTY

Section 1. 1	Sale.
Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller's right, title and interest in and to the following property (collectively, the "Property"):
(a)Real Property. That certain real property located at and commonly known as Lincoln Court, 2105 South Bascom Avenue, Campbell, California, as more particularly described in Exhibit A attached hereto and made a part hereof (the "Land"), together with (1) all improvements located thereon (the "Improvements"), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the "Real Property");
(b)Leases. All of the landlord's interest in and to all of the Leases (as defined in Section 2.1(a)(2) below) of the Real Property, including Leases entered into after the date of this Agreement as permitted by this Agreement;
(c)Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the "Tangible Personal Property"), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by tenants of the Property, (2)  any items of personal property in Seller's property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property. Seller will provide to Buyer any list which is in Seller's possession of such Tangible Personal Property within the Delivery Period as defined in Section 3.1(a) below; and
(d)Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related exclusively to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements; any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any Service

Contracts (as defined in Section 2.1(a)(2) below) and other contract rights related exclusively to the Property (but only to the extent Seller's obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 5.3(a)(3) below); and any governmental permits, approvals and licenses (including any pending applications) (collectively, the "Intangible Personal Property").

Section 1. 2	Purchase Price.
(a)The purchase price of the Property is Fifty-One Million Five Hundred Thousand and 00/100 Dollars ($51,500,000.00) (the "Purchase Price").
(b)The Purchase Price shall be paid as follows:
(1)Within three (3) business days after the Effective Date, Buyer shall deposit in escrow with First American Title Insurance Company, 118500 Von Karman Avenue, Suite 600, Irvine, CA 92612, Attention: Patty Beverly, Telephone No.: (949) 885-2465, Email: pbeverly@firstam.com (the "Escrow Agent") cash or other immediately available funds in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the "Initial Deposit").
(2)If Buyer extends the Closing Date by properly exercising the Extension Option pursuant to Section 5.2(b) below, within three (3) business days of Seller's receipt of the Extension Notice as set forth in Section 5.2(b) below, Buyer shall deposit or cause to be deposited with Escrow Agent the additional sum of Two Million and 00/100 Dollars ($2,000,000.00) (the "Additional Deposit") which shall be nonrefundable except as expressly provided herein. The Initial Deposit and, if made pursuant to this Section 1.2(b)(2), the Additional Deposit, shall be referred to in this Agreement as the "Deposit".
The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined below) and credited against the Purchase Price. The balance of the Purchase Price (plus or minus the prorations pursuant to Section 5.3(d) hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the "Closing").

Section 1. 3	Independent Consideration.
Buyer agrees that it shall expend significant time and material sums of money in connection with negotiating and executing this Agreement, conducting its due diligence investigations, and preparing for the Closing, all in reliance on Seller's obligations under this Agreement. Further, Seller acknowledges that Buyer would not have entered into this Agreement without having the opportunity to perform such investigations and without having the right to terminate this Agreement in accordance with the provisions of Section 3.1(c) of this Agreement. Accordingly, separate consideration exists to support Seller's obligations hereunder notwithstanding Buyer's right to terminate this Agreement in accordance with the provisions of Section 3.1(c) of this Agreement.

ARTICLE II
CONDITIONS PRECEDENT
The obligation of Buyer to acquire, and Seller to transfer, the Property as contemplated by this Agreement is subject to satisfaction of certain conditions precedent as expressly described in this Article II (any of which may be waived prior to the Closing only in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions is not fulfilled (or waived in writing) pursuant to the terms of this Agreement, then the party in whose favor such condition exists may terminate this Agreement and, in connection with any such termination made in accordance with this Article II, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination), and the Deposit shall, subject to the provisions of Article VI below, be returned to Buyer, and neither party shall have any further rights or obligations hereunder, except as provided in Section 3.1(b), Section 9.2 and Section 9.9 below. However, the Closing shall constitute a waiver of all conditions precedent.

Section 2.1	Buyer's Conditions Precedent.
(a)Due Diligence. Buyer's obligation to purchase the Property is conditioned upon Buyer's review and approval (or deemed approval) of the following, within the applicable time periods described in Sections 3.1(c) and 3.2(b) below:
(1)Title to the Property and survey matters in accordance with Section 3.2 below.
(2)The Due Diligence Materials, including, but not limited to, copies of tenant leases, any guaranties thereof and any other occupancy agreements, and copies of all amendments and modifications thereof (collectively, the "Leases") affecting the Property, copies of all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases (collectively, the "Service Contracts"); and the tenant correspondence files, operating statements and books and records pertaining to the operation of the Property for each of the three (3) most recent years during which the Property has been owned by Seller (to the extent available), and current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.
(3)The physical condition of the Property.
(4)The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.
(5)Any other matters Buyer deems relevant to the Property.

(b)Representations and Warranties. It shall be a condition to Buyer's obligation to purchase the Property that each of the representations and warranties of Seller contained in Section 4.1 below shall be true in all material respects as of the Closing Date (as defined in Section 5.2 below, as the same may be extended hereunder), as if made on and as of such date, except to the extent that they expressly relate to an earlier date.
(c)Performance of Covenants. It shall be a condition to Buyer's obligation to purchase the Property that Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller pursuant to this Agreement prior to or on the Closing Date.
(d)Estoppel Certificates.
(1)It shall be a condition to Buyer's obligation to purchase the Property that, on or before three (3) business days before the Closing Date, Seller delivers to Buyer an Acceptable Estoppel Certificate (as defined below) from tenants occupying at least seventy-five percent (75%) of the area of the Property actually rented to tenants (collectively, the "Estoppel Threshold"), which must include the tenant Firetide (the “Major Tenant”); provided, however, that, if, on or before the Closing Date, Seller has not delivered Buyer with a sufficient number of Acceptable Estoppel Certificates to satisfy the Estoppel Threshold, then Seller may (but is not required to) satisfy the foregoing condition by delivering Buyer with estoppel certificates containing the information substantially set forth in the form attached hereto as Exhibit F, executed by Seller ("Acceptable Seller Estoppel Certificate"), covering such leases as are sufficient, when aggregated with the Acceptable Estoppel Certificates previously delivered, to satisfy the Estoppel Threshold, provided that Buyer shall not be obligated to accept estoppel certificates from Seller that (i) covers the Major Tenant or (ii) collectively cover in excess of ten percent (10%) of the area of the Property actually rented to tenants.
(2)If, in accordance with Section 3.1(c) of this Agreement, Buyer elects to proceed with the purchase of the Property, then Seller shall use commercially reasonable efforts to obtain estoppel certificates from each tenant of the Property substantially in the form attached hereto as Exhibit F or as otherwise provided in this paragraph below. An estoppel certificate shall constitute an "Acceptable Estoppel Certificate" for purposes of this Agreement if such estoppel certificate: (i) does not disclose a material default under the applicable Lease by Seller in its capacity as landlord; and (ii) (A) is substantially in the form attached hereto as Exhibit F, or (B) if a tenant's lease requires a different form, is in the form required by the tenant's lease, or (C) solely with respect to the Lease under which the General Services Administration (GSA) is the tenant, is on the GSA's standard form, or (D) is not in a form described in clauses (A) through (C) above, but is otherwise not disapproved by Buyer within two (2) business days after receipt by Buyer of such estoppel certificate, but in any event on or before the Closing Date; or (iii) is, subject to the limitation set forth in subsection (1) above of this Section 2.1(d), an Acceptable Seller Estoppel Certificate.
(3)Seller's representations and warranties in any Seller estoppel certificates will survive the Closing, subject to the limitations contained in Section 4.2, Section 4.3, Section 4.4, Section 9.11 and Section 9.20 hereof. In the event that Buyer receives an Acceptable Estoppel Certificate for which Seller previously delivered its estoppel certificate,

Seller shall be automatically released from any liability or obligation under its estoppel certificate.
(4)If, on or before the Closing Date, Seller is unable to obtain and deliver sufficient Acceptable Estoppel Certificates to satisfy the Estoppel Threshold, then Seller will not be in default by reason thereof, and Seller or Buyer may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder, except as provided in Section 3.1(b), Section 9.2 and Section 9.9 below. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.
(e)SNDAs. Seller agrees that upon the request of Buyer, Seller shall use commercially reasonable efforts to deliver to tenants of the Property the form of subordination, non-disturbance and attornment agreement required by Buyer’s lender (if any) (“SNDAs”), provided that Buyer fully prepares each SNDA for such delivery, and shall request that such tenants execute and return the SNDAs prior to Closing; provided, however, that it shall not be a condition to Closing that Seller deliver to Buyer the executed SNDAs and Seller’s failure to deliver the executed SNDAs to Buyer shall not constitute a default by Seller under this Agreement.

Section 2.2	Seller's Conditions Precedent.
(a)Representations and Warranties. It shall be a condition to Seller's obligation to close the transaction contemplated by this Agreement that each of the representations and warranties of Buyer contained in Section 4.5 below shall be true in all material respects as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date.
(b)Performance of Covenants. It shall be a condition to Seller's obligation to close the transaction contemplated by this Agreement that Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Buyer pursuant to this Agreement prior to or on the Closing Date.
ARTICLE III
DUE DILIGENCE AND TITLE REVIEW

Section 3.1	Due Diligence.
(a)Due Diligence Materials. Subject to the provisions of Section 3.1(b) hereof, Seller has provided and/or shall provide Buyer and its agents, employees, representatives, engineers, architects, or contractors (collectively, "Buyer's Agents") with access to the Property to perform Buyer's inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller's offices, at the Real Property or in an electronic data room, or shall within the Delivery Period deliver or make available to Buyer at

Seller's offices, at the Real Property or in an electronic data room, copies of all Due Diligence Materials (as defined in Section 3.1(c) below) in Seller's possession, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller's cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller's boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller's internal memoranda, attorney-client privileged materials, internal appraisals, structural or physical inspection reports, and (v) any information which is the subject of a confidentiality agreement between Seller and a third party. The "Delivery Period" shall mean the period which ends five (5) business days after the Effective Date.
(b)Entry and Indemnity. In connection with any entry by Buyer or Buyer's Agents onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller's business and the business of Seller's tenants, (c) in compliance with all applicable Laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site invasive testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof (which may be by email), including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller's sole discretion, the proposed testing within three (3) business days after receipt of such notice. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or Buyer's Agents take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the written request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or Buyer's Agents. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any tenant without first obtaining the prior written consent of Seller thereto in Seller's sole discretion, and Seller, at Seller's election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a tenant and present at any meeting by Buyer with a tenant. Buyer may contact any governmental authority in accordance with customary due diligence of real property; provided, that, (i) Buyer delivers prior written notice to Seller of and Seller, at Seller's election, shall be entitled to have a representative participate in or present at (as applicable) any telephone or video conference communications or in-person meetings with any governmental authority, and (ii) Buyer copies (including via e-mail) Seller on all written correspondence with any governmental authority, including promptly providing Seller with copies of any written correspondence delivered (including via e-mail) by such a governmental authority in response thereto. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and Buyer's Agents arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys' fees and disbursements) arising out of or relating to any entry on the Property by Buyer or Buyer's Agents in the course of performing the inspections, testing or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller for any damages or losses: (i) to the extent resulting from Seller’s or its representatives gross negligence or willful misconduct, or (ii) solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer or Buyer's Agents do not exacerbate the condition. The provisions of this Section 3.1(b) shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 3.1(b) and such access or indemnity agreement, the provisions of this Section 3.1(b) shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer's right of entry, as provided in this Section 3.1(b), shall continue up through the date of Closing.
(c)Due Diligence Period. Buyer shall have from the Effective Date until April 20, 2016 (such period being referred to herein as the "Due Diligence Period") to review and approve the matters described in Section 3.1(a) above in Buyer's sole discretion (except that title and survey review and approval shall be governed by the provisions of Section 3.2 below). If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Due Diligence Period, so notify Seller in writing, in which case Buyer shall be deemed to have approved all of the matters described in Section 3.1(a) above (subject to the provisions of Section 3.2 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, Leases, surveys, soils tests, engineering studies, as-built drawings, rent roll, reports and other non-proprietary items and materials related to the Property prepared by or on behalf of Seller (collectively, the "Due Diligence Materials"), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Due Diligence Period, Buyer fails to give Seller such written notice or delivers a written notice affirmatively terminating this Agreement, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder, except as provided in Section 3.1(b), Section 9.2 and Section 9.9 below.

Section 3.2	Conditions of Title.
(a)Upon execution of this Agreement, Buyer promptly shall order (i) an updated preliminary title report or commitment (the "Title Report") from First American Title Insurance Company (the "Title Company") and (ii) any plat or survey of the Property or any update thereto from a duly licensed surveyor (the "Survey") if desired by Buyer or if necessary to support the issuance of the Title Policy (as defined in Section 3.3 below). Promptly upon Buyer's receipt thereof, Buyer shall provide to Seller a copy of (x) the Title Report, together with copies of all underlying documents relating to title exceptions referred to therein and (y) the

Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the entire cost of the Title Report and the Survey. If Closing does not occur, Buyer shall, if Seller so requests, assign to Seller all contract rights Buyer has with the surveyor and in such event Seller shall reimburse Buyer for the cost of the Survey.
(b)On or before the date that is five (5) business days before the end of the Due Diligence Period (the "Title Review Deadline"), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, "Objections"). In the event the Title Company amends or updates the Title Report after the Title Review Deadline (each, a "Title Report Update"), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a "Title Update Review Period"). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Deadline, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be "Conditions of Title" as defined in Section 3.2(e) below.
(c)If Seller receives a timely Objection in accordance with Section 3.2(b) ("Buyer's Notice"), Seller shall have the right, but not the obligation, within three (3) business days after receipt of Buyer's Notice ("Seller's Response Period"), to elect to attempt to cure any such matter upon written notice to Buyer ("Seller's Response"), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller's Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure (i) mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not tenants of the Property or other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent and (iii) liens or encumbrances that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.
(d)If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer's Notice timely delivered by Buyer to Seller pursuant to Section 3.2(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller's Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller's Response Period if Seller does not deliver a Seller's Response or (iii) Seller's failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller's Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder, except as provided in Section 3.1(b), Section 9.2 and Section 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become "Conditions of Title" under Section 3.2(e). If the Closing is not consummated for any reason other than Seller's default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.
(e)At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the "Deed") subject to no exceptions other than:
(1)Interests of tenants in possession under the Leases;
(2)Matters created by, or with the written consent of, Buyer;
(3)Non-delinquent liens for real estate taxes and assessments; and
(4)Any exceptions disclosed by the Survey, the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article III above, and any exceptions to title disclosed by the public records or that would be disclosed by an inspection and/or survey of the Property.
All of the foregoing exceptions shall be referred to collectively as the "Conditions of Title". Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 3.3	Evidence of Title.
Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner's CLTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the "Title Policy"), which such willingness shall be a condition precedent to Buyer's obligation to consummate the Closing. The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer's obligations hereunder. Buyer shall pay the costs for all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an owners title affidavit in the form attached hereto as Exhibit I (the "Title Affidavit"). Notwithstanding the foregoing, Buyer may, at its option, request an ALTA extended coverage Owner's Policy of Title Insurance in the current form of the Title Company ("ALTA Policy"), provided that the issuance of the ALTA Policy does not delay the Closing, and any additional costs, including, but not limited to, title and endorsement fees and survey fees incurred in connection with the issuance of such ALTA Policy shall be Buyer's sole responsibility.

Section 3.4	3-14 Audit Documents.
Buyer has informed Seller that Buyer is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Buyer’s 3-14 Audit”). In connection with the performance of Buyer’s 3-14 Audit, Seller shall during the

Due Diligence Period use commercially reasonable efforts (i) to deliver to Buyer the documents which are described on Exhibit J attached hereto, to the extent in existence and in Seller’s possession (collectively, the “Buyer’s 3-14 Audit Documents”), and (ii) otherwise to cooperate with Buyer's reasonable requests prior to the Closing in connection with completing the Buyer's 3-14 Audit; provided, however, such cooperation shall not require Seller incurring any out-of-pocket costs or expenses or the delivery by Seller of any audit certification, management representation letter, or similar certification or letter with respect to Buyer's 3-14 Audit, the Buyer's 3-14 Audit Documents, or otherwise.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1	Representations and Warranties of Seller.
Subject to the disclosures contained in Section 4.8 and Section 4.9 below (the "Disclosure Items"), matters contained in the Due Diligence Materials, and any matters of public record where the Property is located, Seller hereby makes the following representations and warranties with respect to the Property as of the Effective Date. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.
(a)Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the State of California.
(b)This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or, to the best of Seller's knowledge, the Property is subject.
(c)Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
(d)Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") and any related regulations.
(e)To the best of Seller's knowledge, the only Leases in force for the Property are set forth the list of leases and amendments attached hereto as Exhibit B and made a part hereof (or, if not attached, which Seller shall deliver to Buyer within the Delivery Period and which at that time will be attached hereto as Exhibit B and made a part hereof), and to the best of Seller's knowledge, Seller has received no written notice of any default by Seller with respect to such Leases which has not been cured. To the best of Seller’s knowledge, Seller has delivered to Buyer (or, if not yet delivered, shall deliver within the Delivery Period), copies of all Leases, which copies are true and correct in all material respects.
(f)To the best of Seller's knowledge, the only Service Contracts in effect for the Property are set forth in a list of Service Contracts attached hereto as Exhibit G and made a part hereof (or, if not attached, which Seller shall deliver to Buyer within the Delivery Period and which at that time will be attached hereto as Exhibit G and made a part hereof).
(g)To the best of Seller's knowledge, there is no litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending or threatened in writing with respect to the Property, or with respect to Seller which impairs Seller's ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.
(h)To the best of Seller's knowledge, Seller has received no written notice from any governmental authority of any violation of any Federal, State or local law, rule or regulation (each a "Law" and collectively, the "Laws") applicable to the Property (including, without limitation, any Environmental Law as defined in Section 4.6(a)(2) below) that has not been corrected.
(i)Except as set forth in Schedule 4.1(i), there are no unpaid leasing commissions, tenant improvement costs or free rent for which Seller is responsible as landlord under the primary term of any Leases as of the Effective Date (excluding any renewals, extensions or expansions under Leases exercised after the Effective Date).
(j)Seller has no employees.
(k)Seller is not named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any applicable Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction described in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, and is not controlled by (with ownership of 20% of more Seller's voting securities being a presumptive control position) any such person, group, entity or nation. Neither Seller, nor any person that controls Seller, has its principal place of business or conducts the majority of its business operations (measured by revenue) in any nation described in the preceding sentence. Seller is not engaging in this transaction, directly or indirectly, in violation of any Law relating to drug trafficking, money laundering or predicate crimes to money laundering.

Section 4.2	No Liability for Exception Matters; Subsequent Events.
(a)As used herein, the term "Exception Matter" shall refer to a matter that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect in any material respect and that is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or otherwise in a written notice by Seller to Buyer, or is a matter of public record, or is otherwise discovered by Buyer before the Closing, including, without limitation, matters disclosed in any estoppel certificate or from interviews with tenants, property managers or any other person. If Buyer first obtains knowledge of any Exception Matter before the Closing, then Buyer's sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five (5) days following Buyer's discovery of such Exception Matter or (b) the Closing, whichever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. Buyer's failure to give notice within five (5) days after it has obtained knowledge of an Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller's election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 3.2(c) hereof), and, subject to Buyer's right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement pursuant to this Section 4.2(a), the Deposit shall immediately be returned to Buyer and neither party shall have any further rights nor obligations hereunder, except as provided in Section 3.1(b), Section 9.2 and Section 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.20 below).
(b)Notwithstanding anything to the contrary set forth in this Agreement, Seller shall use commercially reasonable efforts to promptly provide Buyer with copies of the following: (i) any written notices that Seller receives after the Effective Date from any governmental authority with respect to any violation or alleged violation of the Property under any law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property, (ii) any written notices of default given or received by Seller after the Effective Date under any of the Leases or Service Contracts, and (iii) any pending litigation, litigation threatened in writing, or claims first occurring after the Effective Date and which concerns or affects the Property or Seller’s ability to perform its obligations under this Agreement, other than any such matters (such as slip and fall and similar claims) that are covered by Seller’s insurance, except for a standard deductible.

Section 4.3	Survival of Seller's Representations and Warranties of Sale.
The representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of nine (9) months after the Closing. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 4.4	Seller's Knowledge.
For purposes of this Agreement and any document delivered at Closing, whenever the phrase "to the best of Seller's knowledge" or the "knowledge" of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge of David A. Kingery or William Birdsey (who Seller represents are the executives of Seller who have principal responsibility for Seller's investment in the Property), at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 4.7(a) below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individuals shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 4.5	Representations and Warranties of Buyer.
Buyer represents and warrants to Seller as follows:
(a)This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.
(b)Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
(c)Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the State of California. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.
(d)Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.
(e)Buyer is not named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any applicable Law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in the transaction described in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, and is not controlled by (with ownership of 20% of more Buyer's voting securities being a presumptive control position) any such person, group, entity or nation. Neither Buyer, nor any person that controls Buyer, has its principal place of business or conducts the majority of its business operations (measured by revenue) in any nation described in the preceding sentence. Buyer is not engaging in this transaction, directly or indirectly, in violation of any Law relating to drug trafficking, money laundering or predicate crimes to money laundering.
(f)Other than Seller's Broker (as defined in Section 9.2 below), Buyer has had no contact with any broker or finder with respect to the Property.
Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

Section 4.6	Buyer's Independent Investigation.
(a)By Buyer electing to proceed under Section 3.1(c), Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer's choosing, including, without limitation:
(1)All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.
(2)The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the Improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include the right to conduct an examination for the presence or absence of mold and Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 3.1(b) hereof) at Buyer's sole expense. For purposes of this Agreement, "Hazardous Materials" shall mean inflammable explosives, radioactive materials, asbestos, asbestos-containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable Laws (collectively, "Environmental Laws").
(3)Any easements and/or access rights affecting the Property.

(4)The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.
(5)The Service Contracts and any other documents or agreements of significance affecting the Property.
(6)All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials.
(b)Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.
(c)EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the Improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property's use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of mold or Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (xii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.

Section 4.7	Release.
(a)Without limiting the above, and subject to the representations and warranties of Seller contained in Section 4.1 hereof, effective as of Closing, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller's affiliates, Seller's investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Seller Related Parties"), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, rights of contribution and cost recovery, costs or expenses whatsoever (including, without limitation, court costs and attorneys' fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of mold or Hazardous Materials on, under or about the Property, or (ii) any Law applicable to the Property, including, without limitation, any Environmental Law; provided, however, that the release and waiver set forth in this Section 4.7 shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller as a result of: (A) a breach of any of the representations or warranties made by Seller set forth in this Agreement that expressly survives the Closing; (B) a breach by Seller of any covenant of Seller set forth in this Agreement that expressly survives the Closing; or (C) any intentional or willful misrepresentation by Seller of the statements of Seller contained in this Agreement that constitutes common-law fraud.
(b)In connection with Section 4.7(a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 4.7. BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 4.7.

BUYER'S INITIALS:	/s/ Authorized Signatory

Section 4.8	Natural Hazards Disclosure.
Buyer and Seller acknowledge that Seller may be required to disclose if the Property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51183.5); (d) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (e) earthquake fault zone (Public Resources Code Section 2621.9); or (f) a seismic hazard zone (Public Resources Code Section 2694). Seller has engaged or will engage the services of a reputable third-party vendor (who, in such capacity, is herein called the "Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1102.6a (as amended) and to report the result of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its full examination will fully and completely discharge Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section 1102.4 regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. BUYER ACKNOWLEDGES AND REPRESENTS THAT BUYER HAS EXTENSIVE EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE REGARDING COMMERCIAL PROPERTIES. THIS PROVISION IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES.

Section 4.9	Section 25359.7 of Health and Safety Code.
Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property. Buyer and Seller acknowledge that Seller has advised Buyer that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain and/or review those certain environmental assessments and studies of the Property delivered to Buyer pursuant to this Agreement (collectively, "Seller's Environmental Reports"). Buyer (a) acknowledges Buyer's receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; (b) will be, prior to the expiration of the Due Diligence Period, fully aware of the matters described in Seller's Environmental Reports to the extent Seller actually provides or Buyer otherwise obtains such reports; and (c) after receiving advice of Buyer's legal counsel, waives, to the extent permitted by Law, any and all rights Buyer may have to assert that Seller has not complied with the requirements of Section 25359.7 of the California Health and Safety Code.

Section 4.10	Survival.
The provisions of this Article IV shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Section 9.11 and Section 9.20 hereof.
ARTICLE V
CLOSING AND ESCROW

Section 5.1	Escrow Instructions.
The escrow instructions to Escrow Agent will be in the form of Exhibit H attached hereto (the "Escrow Instructions"), which shall be executed by Seller and Buyer simultaneously with this Agreement, for delivery to Escrow Agent. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement.

Section 5.2	Closing.
(a)The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made on May 20, 2016(as may be extended in accordance with Section 2.1(d) and/or Section 5.2(b)), and before 2:00 p.m. California time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the "Closing Date").
(b)Buyer shall have the right upon notice to Seller (the "Extension Notice"), delivered before the then scheduled Closing Date, to extend the Closing Date to June 20, 2016 (the "Extension Option"), and Buyer shall deliver the Additional Deposit to Escrow Agent as set forth above in Section 1.2(b)(2).
(c)The Closing shall be held at the offices of the Title Company or as otherwise mutually agreed on by the parties. Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer.

Section 5.3	Deposit of Documents.
(a)At or before the Closing, Seller shall deposit into escrow the following items:
(1)the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;
(2)four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the "Bill of Sale");
(3)four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller's obligations under the Leases, Service Contracts (except to the extent terminated pursuant to Section 8.5 below), and other documents and agreements affecting the Property (the "Assignment of Leases");
(4)Seller's Title Affidavit;
(5)an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code;
(6)a completed California Form 593-C Certificate (Real Estate Withholding Certificate); and
(7)a certificate executed by Seller certifying that, except as may be qualified by any Exception Matter, all representations and warranties of Seller set forth in this Agreement continue to be true, correct and complete as of the Closing Date.
(b)At or before Closing, Buyer shall deposit into escrow the following items:
(1)immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer's closing costs and share of prorations hereunder;
(2)four (4) duly executed counterparts of the Bill of Sale; and
(3)four (4) duly executed counterparts of the Assignment of Leases.
(c)Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments (including, without limitation, organizational documents and evidence of authority) as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.
(d)On the Closing Date or within two (2) business days after Closing, Seller shall deliver or make available at the Property to Buyer: originals of the Leases to the extent in Seller's possession, or copies of any Leases not in Seller's possession together with an affidavit from Seller as to such copies being true and complete copies of the applicable Lease(s), copies of the tenant correspondence files (for the three (3) most recent years of Seller's ownership of the Property only and the current year), all keys for the Property, originals of all tenant estoppel certificates to the extent not already delivered, and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Section 3.1(a) above, to the extent in Seller's possession, except for Seller's general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the

Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 5.4	Prorations.
(a)Rents, including, without limitation, percentage rents, if any, and any additional charges and expenses payable by tenants under Leases (collectively, "Tenant Receivables"), all as and when actually collected; real property taxes and assessments; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents being assumed by Buyer hereunder; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property (including, without limitation, expenses prepaid by Seller and expenses already paid by Seller but which are being amortized over time by Seller and with respect to which Seller shall receive a credit at Closing in the amount of the prepaid or unamortized portion thereof), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.
(b)Buyer shall apply Tenant Receivables after the Closing in the following order of priority: (i) first, to payment of the current Tenant Receivables then due for the month in which the Closing occurs, which amount shall be apportioned between Buyer and Seller as set forth in Section 5.4(a) (with Seller's portion thereof to be delivered to Seller); (ii) second, to Tenant Receivables applicable to the period of time after the Closing, which amount shall be retained by Buyer; and (iii) thereafter, to Tenant Receivables applicable to the period of time prior to the Closing but not collected by Seller as of the Closing, which amount Buyer shall promptly deliver to Seller. Buyer shall use reasonable efforts to collect such delinquent rents. Seller retains the rights to collect any such delinquent rents from tenants after Closing. Lease Inducement Costs shall be paid and prorated as provided in Section 8.2 below.
(c)Reconciliations of taxes, insurance charges and other expenses owed by tenants under Leases for the calendar year (or fiscal year if different from the calendar year) in which the Closing occurs shall be prepared by Buyer with the cooperation of Seller within 90 days following the end of such year in accordance with the requirements set forth in the Leases and as provided in Section 5.4(a) above.
(d)The amount of any cash security deposits held by Seller under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). To the extent that any security deposits held by Seller under Leases are in the form of letters of credit, Seller shall (i) deliver to Buyer at Closing the original letter of credit, and (ii) execute and deliver at Closing such other instruments as the issues of such letter of credit shall reasonably require in order to cause the named beneficiary under such letter of credit to be changed to Buyer. Buyer shall cause all utilities to be transferred into Buyer's name and account at the time of Closing, and shall make any utility deposits. All of Seller's utility deposits shall be refunded to Seller, and if Buyer receives any Seller utility deposits, Buyer shall promptly pay them over to Seller.

(e)Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amount have not been collected, then the same shall be estimated in good faith for purposes of consummating the Closing in accordance with Section 5.4(a) and, as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice. Notwithstanding the foregoing, within six (6) months after the Closing Date, Seller and Buyer shall agree to any reprorations based on additional information learned after the Closing about the prorations previously made pursuant to the foregoing provisions of this Section 5.4 and pursuant to Section 8.2 below, which reprorations shall be final.

Section 5.5	Closing Costs.
Seller shall pay or cause to be paid (a) all documentary transfer taxes imposed by the County of Santa Clara in connection with the sale of the Property, (b) fifty percent (50%) of the documentary transfer taxes imposed by the City of Campbell in connection with the sale of the Property, (c) the portion of the title insurance premium for the Title Policy for standard CLTA coverage in the amount of the Purchase Price, and (d) all recording and escrow charges. Buyer shall pay (i) fifty percent (50%) of the documentary transfer taxes imposed by the City of Campbell in connection with the sale of the Property, (ii) the amount by which the title insurance premium costs for any title insurance policy obtained by Buyer and for all endorsements thereto exceeds the cost of standard CLTA coverage, (iii) Buyer's cost to obtain the Survey, and (iv) all fees, costs or expenses in connection with Buyer's due diligence reviews and analyses hereunder. All other costs shall be apportioned in accordance with the prevailing custom in the County of Santa Clara for similar transactions, except that each party shall pay one-half (1/2) of any escrow cancellation fee (unless this Agreement is terminated by one party as a result of a default by the other party, in which case the defaulting party shall pay the entirety of any such fee). Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. The provisions of this Section 5.5 shall survive the Closing.
ARTICLE VI
DEFAULT

Section 6.1	Default by Seller.
If the sale of the Property is not consummated due to Seller's default hereunder, then Buyer may elect, as Buyer's sole and exclusive remedy, either to: (a) terminate this Agreement and receive a refund of the Deposit and reimbursement of buyer’s actual and demonstrable out of pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with

Buyer’s due diligence investigations and the negotiation and execution of this Agreement up to a maximum aggregate amount of such costs and expenses of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), in which event neither party shall have any further rights or obligations hereunder, except as provided in Section 3.1(b) above, and Section 9.2 and Section 9.9 below, or (b) enforce specific performance of this Agreement. Notwithstanding the foregoing and anything to the contrary in this Agreement, if the remedy of specific performance of this Agreement is not available due to an intentional action of Seller, Buyer shall have the right to pursue a suit against Seller for Buyer’s actual damages (which shall not be subject to any limitation on Seller’s liability set forth in this Agreement). Subject to the foregoing, Buyer shall not have any other rights or remedies hereunder as a result of any default by Seller prior to Closing, and Buyer hereby waives any other such remedy as a result of a default hereunder by Seller.
If Buyer is required to take any action to enforce the foregoing provisions of this Section 6.1, and Buyer is the prevailing party in such action, then Buyer shall, notwithstanding the foregoing provisions of this Section 6.1, be entitled to recover all actual out-of-pocket costs and expenses incurred by Buyer in the course of such enforcement, including in accordance with Section 9.5 below. Further, nothing contained in this Section 6.1 shall restrict Buyer's ability to pursue any rights or remedies it may have against Seller, nor shall it limit Seller's liability, with respect to those obligations which expressly survive the termination of this Agreement, including, without limitation, Seller's indemnity obligations under Section 9.2 hereof.

Section 6.2	Default by Buyer.
IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

INITIALS:	SELLER	/s/ Authorized Signatory	BUYER	/s/ Authorized Signatory
If Seller is required to take any action to enforce the foregoing liquidated damages provision, and Seller is the prevailing party in such action, then Seller shall, notwithstanding the foregoing provisions of this Section 6.2, be entitled to recover all costs and expenses incurred by Seller in enforcing or establishing its rights hereunder in accordance with Section 9.5 below. Further, nothing contained in this Section 6.2 shall restrict Seller's ability to pursue any rights or remedies it may have against Buyer, nor shall it limit Buyer's liability, with respect to those obligations which expressly survive the termination of this Agreement, including, without limitation, Buyer's indemnity obligations under Section 3.1(b) and Section 9.2 hereof.
ARTICLE VII
RISK OF LOSS AND INSURANCE PROCEEDS

Section 7.1	Minor Loss.
Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any Improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed three percent (3%) of the Purchase Price in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined), (b) no point of public access to the Property would be lost as a result of such damage or condemnation, (c) no building would be incapable of being rebuilt to its existing condition prior to such damage or condemnation, and (d) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent.

Section 7.2	Major Loss.
If (a) the cost to repair the damage or destruction as specified above exceeds three percent (3%) of the Purchase Price in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), (b) any point of public access to the Property would be lost as a result of such damage or condemnation, or (c) any building would be incapable of being rebuilt to its existing condition prior to such damage or condemnation, then Buyer may, at its option to be exercised within five (5) business days of Seller's notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings and receipt of the estimate of costs from the Seller (provided that if the then-scheduled Closing Date falls within such five (5) business day window then the Closing Date shall be automatically extended on a day-for-day basis to facilitate Buyer’s election of remedies for a maximum of five (5) business days), either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) business day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, except as provided in Section 3.1(b) above, and Section 9.2 and Section 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed material if any portion of the net rentable area of the Improvements or any parking is taken that would cause the Property to be in violation of any existing Laws, including but not limited to, zoning regulations, or the existing access to the Property is permanently and materially adversely affected.
ARTICLE VIII
LEASES AND OTHER AGREEMENTS

Section 8.1	Buyer's Approval of New Leases and Agreements Affecting the Property.
Between the Effective Date and the Closing, Seller shall continue to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property, provided that, (i) prior to the expiration of the Due Diligence Period, Seller shall provide Buyer a copy of any new lease or any amendment or termination of any existing Lease and of any new contract or amendment or termination of any existing contract affecting the Property no less than three (3) business days after the execution thereof (or three (3) days following the Effective Date for any Leases entered into prior to the Effective Date not otherwise delivered to Buyer); provided that Buyer shall not be liable to Seller for any damages or losses that result (i) from Seller’s or its representatives gross negligence or willful misconduct, or (ii) solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer or Buyer's Agents do not exacerbate the condition and in all events at least three (3) business days prior to the expiration of the Due Diligence Period, and (ii) after the expiration of the Due Diligence Period, Seller shall not, without first obtaining Buyer's approval of the proposed action, which approval will not be unreasonably withheld, conditioned or delayed, enter into any new lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, (a) except as expressly required under any existing Lease and, (b) except for agreements which are terminable on no more than thirty (30) days' notice without payment of any penalty or fee or other cost to Seller, without first obtaining Buyer's approval of the proposed action, which approval will not be unreasonably withheld, conditioned or delayed. In such case, Buyer shall specify in detail the reasons for its disapproval of any such proposed action. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 8.1 within three (3) business days after Seller notifies Buyer of Seller's desire to take such action, then Buyer shall be deemed to have given its approval. Any new lease or other agreement or amendment shall be on Seller's standard forms for such documents. Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer's approval.

Section 8.2	Tenant Improvement Costs, Leasing Commissions and Concessions.
With respect to any new Lease or Lease modification entered into by Seller as of 11:59 p.m. on March 21, 2016 (the "Leasing Cutoff") in accordance with this Agreement, and with respect to any renewal or extension of any Lease, whether through the exercise of an option or otherwise, occurring prior to the Leasing Cutoff, all tenant improvement work, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions (collectively, "Lease Inducement Costs") shall, at Seller's election, be paid for or discharged by Seller at or prior to the Closing or Buyer shall receive a credit upon the Closing therefor. Buyer shall pay or discharge all Lease Inducement Costs with respect to any new Lease or Lease modification entered into or with respect to any renewal or extension of any Lease, whether through the exercise of an option or otherwise, occurring subsequent to the Leasing Cutoff. Seller shall receive a credit at the Closing for any Lease Inducement Costs paid by Seller prior to the Closing which are the responsibility of Buyer pursuant to the preceding sentence. Pursuant to the Assignment of Leases, Buyer shall assume any then outstanding obligations with respect to such tenant improvements, leasing commissions and concessions. The provisions of this Section shall survive the Closing.

Section 8.3	Tenant Notices.
At the Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant of the Property. The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for all the tenant's security deposit. The form of the notice shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing. This provision shall expressly survive Closing.

Section 8.4	Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.
Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller's practices in effect prior to the Effective Date and in accordance with all applicable laws, ordinances, rules and regulations affecting the Property, provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. From and after the Effective Date, Seller shall not lien, encumber or otherwise transfer all or any interest in the Property (other than to Buyer at Closing). From and after the Effective Date, Seller shall not market, solicit, negotiate or enter into any agreement with any party other than Buyer for the sale or transfer or any interest in the Property.

Section 8.5	Service Contracts.
Buyer shall assume all Service Contracts at Closing. Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements with respect to the Property.
ARTICLE IX
MISCELLANEOUS

Section 9.1	Notices.
Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person by courier or hand delivery service, (b) by certified mail, postage prepaid, return receipt requested, (c) by electronic mail with confirmation of receipt (provided that if notice is delivered by electronic mail, a duplicate shall be simultaneously placed for delivery by overnight courier), or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	KBS Capital Advisors LLC
11150 Santa Monica Boulevard, Suite 400
Los Angeles, CA 90025
Attention: James Rodgers
Phone No.: (424) 208-8105
Fax No.: (310) 432-2119
E-Mail: jrodgers@kbs.com
KBS Capital Advisors LLC
600 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Brian Ragsdale
Phone No.: (949) 797-0305
Fax No.: (949) 417-6501
E-Mail: bragsdale@kbs.com
KBS Capital Advisors LLC
600 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: James Chiboucas, Esq.
Phone No.: (949) 417-6555
Fax No.: (949) 417-6501
E-Mail: jchiboucas@kbs.com

with a copy to:	Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Attention: Scott A. Morehouse, Esq.
Phone No.: (714) 424-2865
Fax No.: (714) 424-5995
E-Mail: smorehouse@sheppardmullin.com

To Seller:	CRP Lincoln, L.L.C.
c/o The Carlyle Group
US Real Estate
Four Orinda Way, Suite 170D
Orinda, CA 94563
Attention: David A. Kingery, Managing Director
Telephone: (925) 258-1337
E-Mail: dave.kingery@carlyle.com

with a copy to:	Coblentz Patch Duffy & Bass LLP
One Montgomery Street, Suite 3000
San Francisco, CA 94104-5500
Attention: Matthew J. Bove, Esq.
Phone No.: (415) 772-5707
Fax No.: (415) 989-1663
E-Mail: mbove@coblentzlaw.com
or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively delivered and received: (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by electronic mail and the sender does not receive an email delivery failure notice. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of such refusal of delivery. Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2	Brokers.
The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for HFF, LP. ("Seller's Broker"). At Closing, Seller shall pay the commission due, if any, to Seller's Broker, which shall be paid pursuant to a separate agreement between Seller and Seller's Broker. If any other person brings a claim for a commission or finder's fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the "Indemnified Party") from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys' fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 9.2 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 9.3	Entire Agreement.
This Agreement, together with the Exhibits and any schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda, representations, statements or agreements are merged into this Agreement together with the Exhibits and any schedules hereto.

Section 9.4	Time.
Time is of the essence in the performance of each of the parties' respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then time period shall be automatically extended through the close of business on the next regularly scheduled business day.

Section 9.5	Attorneys' Fees.
If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements.

Section 9.6	Assignment.
Buyer's rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller's sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller's consent but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to an entity that is at least 51% owned and controlled directly or indirectly by KBS Strategic Opportunity REIT II, Inc. to a separate account, or an entity owned by a separate account, of Buyer, provided that such assignment occurs not less than five (5) business days before the Closing Date. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment; provided, however, that if Buyer’s assignee or nominee has satisfied all of Buyer’s obligations under this Agreement as of the Closing, including, without limitation, the payment of the Purchase Price to Seller, subject to permitted prorations and adjustments, and has signed a written assumption of all of Buyer’s obligations under this Agreement, then Buyer (but not Buyer's assignee) shall automatically be released from any further obligations or responsibilities under this Agreement upon the Closing. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in Section 4.5(d) or Section 4.5(e) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument reasonably acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7	Counterparts.
This Agreement may be executed in two or more counterparts (which may be facsimile or pdf), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8	Governing Law.
This Agreement shall be governed by and construed in accordance with the Laws of the State of California.

Section 9.9	Confidentiality and Return of Documents.
Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party except as expressly permitted herein. Except as may be required by Law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose such information to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, potential equity or joint venture partners, and potential assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. If Buyer acquires the Property from Seller, Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. Nothing contained herein shall prevent Seller from making any disclosure(s) required by applicable Law. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, then, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and, unless the Closing fails to occur due solely to a default by Seller hereunder, final third party reports obtained by Buyer in connection with the purchase of the Property hereunder (but expressly excluding any market or feasibility studies or other internal memoranda prepared by Buyer and/or its counsel, employees, agents or consultants in connection with Buyer’s due diligence investigations), provided that Buyer shall be permitted to retain copies of Due Diligence Materials to the extent required to comply with applicable law or Buyer’s internal record retention policies. Without limiting Section 9.3, this Section 9.9 supersedes all prior agreements between Buyer and Seller with respect to the confidentiality of and the return of materials pertaining to the Property, this Agreement, or the transactions contemplated hereby.
Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (b) in connection with any required filing (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors; provided in each case that all such persons are told that such information is confidential and agree to keep such information confidential.

Section 9.10	Interpretation of Agreement.
The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term "person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11	Limited Liability.
The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12	Amendments.
This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13	No Recording.
Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer.

Section 9.14	Drafts Not an Offer to Enter into a Legally Binding Contract.
The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement.

Section 9.15	Intentionally Deleted.

Section 9.16	No Partnership.
The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17	No Third Party Beneficiary.
The provisions of this Agreement are not intended to benefit any third parties.

Section 9.18	Intentionally Omitted.

Section 9.19	1031 Exchange.
In the event that Buyer and/or Seller elects that the acquisition or disposition of the Property be effectuated via a tax-deferred exchange pursuant to Code Section 1031, then the other party agrees to cooperate in facilitating said exchange and, as a cooperating party, shall be indemnified and held harmless by the other and shall incur no costs or expenses as a result thereof (excepting any attorney fees incurred by either party to review documents provided for signature by the other party to effect the 1031 exchange).

Section 9.20	Limitation on Liability.
Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller, including, but limited to, the representations and warranties of Seller set forth in Section 4.2 and any indemnity obligation of Seller herein, but expressly excluding (i) Buyer’s right pursuant to Section 6.2 to pursue actual damages in the event the remedy of specific performance is not available, and (ii) Seller’s broker indemnity pursuant to Section 9.2) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, the Assignment of Leases and any Seller estoppel certificate (collectively, the "Other Documents"), shall under no circumstances whatsoever exceed three percent (3%) of the Purchase Price; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) (the "Floor Amount"), in which event Seller's liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

Section 9.21	Survival.
Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.22	Severability.
If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

Section 9.23	No Waiver.
Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

Section 9.24	Construction.
The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

Section 9.25	Survival of Article IX.
The provisions of this Article IX shall survive the Closing.
[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have executed this Agreement as of the date set forth next to each party's signature below, and effective as of the Effective Date as defined in the first paragraph of this Agreement.

Date of Execution:		SELLER:
4/13	, 2016
CRP LINCOLN, L.L.C.,
a Delaware limited liability company

		By:	/s/ David A. Kingley
		Name:	David A. Kingley
		Its:	Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Purchase Agreement for Lincoln Court]

Date of Execution:		BUYER:
4/12	, 2016
KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company

		By:	/s/ Brian Ragsdale
		Name:	Brian Ragsdale
		Its:	EVP

[Signature Page to Purchase Agreement for Lincoln Court]

LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Real Property Description

Exhibit B	List of Tenant Leases

Exhibit C	Deed

Exhibit D	Bill of Sale

Exhibit E	Assignment of Leases, Service Contracts, Warranties and Other Intangible Property

Exhibit F	Tenant Estoppel

Exhibit G	List of Service Contracts

Exhibit H	Earnest Money Escrow Agreement

Exhibit I	Form of Title Affidavit

Exhibit J	Buyer's 3-14 Audit Documents

Exhibit A
Real Property Description
Real property in the City of Campbell, County of Santa Clara, State of California, described as follows:

PARCEL A AS SHOWN ON THAT CERTAIN PARCEL MAP FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON MAY 23, 1985 IN BOOK 543 OF MAPS, PAGE 38, RECORD OF SANTA CLARA COUNTY.

APN: 412-10-046-00

Commonly known as: 2015 South Bascom Avenue, Campbell, CA

A-1

Exhibit B
List of Tenant Leases

1.	Office Lease dated as of December 1, 2014, by and among CRP Lincoln, L.L.C. (as Landlord) and Embertec USA LLC (as Tenant); Exhibit B - Verification Letter dated ____ 2014.

2.
Office Lease dated August 6, 2008 by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC) and Rodney Wade, an individual dba Wade Financial Advisory, Inc. (as Tenant); First Amendment to Lease Agreement dated as of October 10, 2008 by and between Landlord and Tenant; Second Amendment to Lease Agreement dated as of July 11, 2013 by and between Landlord and Tenant.

3.
Office Lease dated as of June 26, 2012 by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC) and IC Manage, Inc. (as Tenant); First Amendment to Lease Agreement dated as of August 15, 2012.

4.
Standard Form Office Lease dated February 18, 2014 by and among CRP Lincoln, L.L.C. (as Landlord successors in interest to Bascom I, LLC and Bascom Sub, LLC) and Embedded Resource Group, Inc. (as Tenant); First Amendment to Lease - Exhibit D dated May 5, 2014.

5.
Office Lease dated January 2, 2003, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC and successors in interest to Lincoln Bascom Office Center and Patrician Associates, Inc.), and King Wealth Planning, Inc. (as Tenant); First Amendment to Lease Agreement dated as of October 16, 2009; Second Amendment to Lease Agreement dated September 20, 2012 ; Third Amendment to Lease Agreement dated February 4, 2013; Fourth Amendment to Lease Agreement dated July 12, 2013.

6.	Standard Office Lease dated November 21, 2014 by and among CRP Lincoln, L.L.C. (as Landlord) and Terapede System, Inc. (as Tenant); Exhibit B Verification Letter dated _____.

7.
Senate, California Legislature Lease by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC) and Senate Rules Committee, California Legislature (as Tenant); First Amendment to Senate, California Legislature Lease dated as of February 19, 2013.

8.
Standard Office Lease dated May 22, 2014 by and among CRP Lincoln, L.L.C. (as Landlord) and Condeco Software, Inc. (as Tenant); Verification Letter dated September 24, 2014; First Amendment to Lease Agreement dated January 26, 2015.

9.
Standard Form Office Lease dated November 28, 2012, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Perisho Tombor Ramirez Filler & Brown PC (as Tenant).

10.	Standard Office Lease dated March 16, 2015, by and among CRP Lincoln, L.L.C. (as Landlord) and Bluestack Systems, Inc. (as Tenant).

11.
Lease Agreement dated September 22, 2010, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Martin S. Miller, an Individual dba Miller & Associates (as Tenant); First Amendment to Lease Agreement dated December 22, 2010; Second Amendment dated April 29, 2010.

12.
Office Lease dated December 16, 2011, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and GCA Equity Partners, LLC (as Tenant); First Amendment to Office Lease by and between Landlord and Tenant; Guaranty of Lease dated __________ by Chuck Tralka in favor of Landlord; Guaranty of Lease dated _________ by Thomas Braegelmann in favor of Landlord.

13.	Standard Office Lease dated December 18, 2014, by and among CRP Lincoln, L.L.C. (as Landlord) and Rocket Software, Inc. (as Tenant); Exhibit B - Verification Letter dated April 1, 2015.

14.	Office Lease dated October 4, 2013 by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Broker Solutions, Inc. (as Tenant).

15.	Office Lease dated March 22, 2016, by and among CRP Lincoln, L.L.C. (as Landlord) and American Financial Network, Inc. (as Tenant).

16.
Office Lease dated March 28, 2013, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Firetide, Inc. (as Tenant); First Amendment to Lease Agreement dated August 5, 2013; Consent to Assignment dated July 31, 2014 by and between Landlord and Tenant, whose shares were acquired by UNICOM Systems, Inc.

17.
Office Lease dated August 5, 2008 by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Nomi Takaichi, LLP (as Tenant); First Amendment to Lease dated June 17, 2015.

18.
Standard Form Office Lease dated as of September 24, 2002 by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC and successors in interest to Lincoln Bascom Office Center and Patrician Associates, Inc.), and EnergySolutions LLC, (as successor in interest to BNG Fuel Solutions Corporation (formerly known as BNFL Fuel Solutions Corporation)) (as Tenant); First Amendment to Lease Agreement dated September 25, 2002; Second Amendment to Lease Agreement dated February 21, 2003; Third Amendment to Lease Agreement dated August 5, 2005; Fourth Amendment to Lease Agreement dated September 25, 2007, Fifth Amendment to Lease Agreement dated November 14, 2007; Sixth Amendment to Lease Agreement dated December 1, 2011; Seventh Amendment to Lease Agreement dated February 15, 2012; Eighth Amendment to Lease Agreement dated December 16, 2015.

19.
Office Lease dated March 14, 2007, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and R. Walt & Company Communications, Inc. (as Tenant); First Amendment to Lease Agreement dated as of June 13, 2007; Second Amendment to Lease Agreement dated March 7, 2012.

20.	Standard Office Lease dated December 9, 2015 by and among CRP Lincoln, L.L.C. (as Landlord) and Verge Technologies, Inc. (as Tenant).

21.
Office Lease dated November 11, 2011, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Johanson Financial Advisors, Inc. (as Tenant); First Amendment to Lease Agreement dated December 16, 2011; Second Amendment to lease dated January 13, 2016.

22.
Office Lease dated July 27, 2004, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC and successors in interest to Lincoln Bascom Office Center and 2105 South Bascom, LLC), and Mahmoud Sanatkhani, an Individual, and Faranak Sobhanipour, an Individual, together dba MS Engineering (together as Tenant); First Amendment to Lease Agreement dated November 12, 2004; Second Amendment to Lease Agreement dated August 24, 2006; Third Amendment to Lease Agreement dated July 31, 2009; Fourth Amendment to Lease Agreement dated July 1, 2011; Fifth Amendment to Lease Agreement dated August 8, 2013.

23.
Office Lease dated as of April 8, 2011, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and OBIHAI Technology, Inc. (as Tenant); First Amendment to Office Lease dated as of April 1, 2013.

24.
Office Lease dated as of July 11, 2013, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Craig Uffelman, an individual, Henry Plata, an individual and Robert Stern, an individual, collectively, dba Ameriprise Private Wealth Advisory Practice (collectively as Tenant); First Amendment of Office Lease dated as of September 10, 2013.

25.
Office Lease dated as of April 10, 2003, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and The Lincoln National Life Insurance Company (as Tenant); First Amendment to Lease Agreement dated as of March 8, 2007; Second Amendment to Lease Agreement dated as of June 1, 2007; Third Amendment to Lease Agreement dated as of March 1, 2012.

26.
GSA Form Lease by and among CRP Lincoln, L.L.C. (as Landlord) and The United States of America acting as designated representatives of the General Services Administration (GSA) (as Tenant); Lease Amendment No. 1 dated March 10, 2015; Lease Amendment No. 2 dated April 22, 2015.

27.
Office Lease dated June 11, 2013 by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC) and WG Security Products, Inc. (as Tenant); First Amendment to Lease Agreement dated August 2, 2013.

28.
Office Lease dated May 25, 2010, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Lighthouse Information Systems (as Tenant); First Amendment to Lease dated August 3, 2010; Second Amendment to Lease Agreement dated March 14, 2011.

29.
Standard Office Lease dated May 13, 2014 by and among CRP Lincoln, L.L.C. (as Landlord) and Stonegate Mortgage Corporation (as Tenant); Exhibit B - Verification Letter dated September 19, 2014; Consent to Sublease dated October 27, 2015 by and among Stonegate Mortgage (as Tenant), Pinnacle Capital Mortgage, LLC (as Subtenant) and CRP Lincoln, L.L.C. (as Landlord).

30.
Office Lease dated as of January 27, 2000, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC and successors in interest to Lincoln Bascom Office Center and Patrician Associates, Inc.), and SKF USA, Inc. (as Tenant); First Amendment to Lease Agreement dated August 30, 2002; Second Amendment to Lease Agreement dated June 7, 2005; Third Amendment to Lease Agreement dated November 30, 2005; Fourth Amendment to Lease Agreement dated October 22, 2007; Fifth Amendment to Lease Agreement dated January 9, 2008; Sixth Amendment to Lease dated June 10, 2011; Seventh Amendment to Lease Agreement dated July 1, 2011; Eighth Amendment to Lease Agreement dated February 15, 2012; Ninth Amendment to Lease dated September 3, 2014; Assignment Agreement dated June 30, 2015 by and among SKF USA, Inc. (Assignor), Jensen Hughes, Inc. (Assignee) and CRP Lincoln, L.L.C. (Landlord).

31.
Lease Agreement dated as of April 29, 2008, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Louis Palmer Rinehart JR., an individual, dba Rinehart Law Offices (as Tenant); First Amendment to Lease Agreement dated June 24, 2008; Second Amendment to Lease Agreement dated August 29, 2011; Third Amendment to Lease Agreement dated as of February 15, 2012; Fourth Amendment of Lease Agreement dated February 16, 2012; Fifth Amendment to Lease Agreement dated February 26, 2013.

32.
Office Lease dated as of November 21, 2006, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Certified Business Services Unlimited (as Tenant); First Amendment to Lease Agreement dated as of October 30, 2009; Second Amendment to Lease Agreement dated April 8, 2013; Third Amendment to Lease Agreement dated June 3, 2013.

33.
Office Lease dated as of February 18, 2011, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC), and Bluestack Systems, Inc. (as Tenant); First Amendment to Lease Agreement dated as of March 22, 2012; Second Amendment to Office Lease dated April 17, 2013; Third Amendment to Lease Agreement dated August 2, 2013; Fourth Amendment to Lease dated February 12, 2015; Fifth Amendment to Lease dated March 13, 2015.

34.
Office Lease dated as of March 6, 2002, by and among CRP Lincoln, L.L.C. (as Landlord successor in interest to Bascom I, LLC and Bascom Sub, LLC; successor in interest to Lincoln Bascom Office Center and Patrician Associates, Inc.), and Oxford Global Resources, LLC (as Tenant and Assignee from Assignment Ready, Inc.); First Amendment to Lease Agreement dated July 15, 2002; Second Amendment to Lease Agreement dated November 9, 2007; Third Amendment to Lease Agreement dated February 5, 2010; Fourth Amendment to Lease Agreement dated April 1, 2010; Guaranty of Lease dated ___________ by On Assignment, Inc.; Fifth Amendment to and Assignment of Lease dated February 23, 2015 by and among CRP Lincoln, L.L.C. (Landlord), Oxford Global Resources, LLC (Tenant) and Assignment Ready, Inc. (Assignor).

Exhibit C
DEED
RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO (AND
MAIL TAX STATEMENTS TO):
_________________________
________________________
________________________
Attn: ____________________

(Space above this line for Recorder's use only)
The undersigned declares that Documentary Transfer Tax is: [_____________]

☒ City of Campbell
APN: : 412-10-046-00	Declarant

GRANT DEED

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, CRP LINCOLN, L.L.C., a Delaware limited liability company ("Grantor"), does hereby GRANT to ________________________________________, its entire interest in that certain real property in the City of Campbell and County of Santa Clara, State of California, as more particularly described in Exhibit "A" attached hereto, together with all rights, interests, privileges, easements and appurtenances thereto and all right, title and interest of Grantor in, to and under adjoining streets, rights of way and easements.

SUBJECT TO:	Existing taxes, bonds, assessments, covenants, conditions, restrictions, rights of way and easements of record.

Dated: ______________, 2016

MAIL TAX STATEMENTS TO: AS DIRECTED ABOVE

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of _____________________	)

On ____________________, before me, ____________________________, a Notary Public, personally appeared _______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature

EXHIBIT A TO GRANT DEED
Legal Description

Exhibit D
Bill of Sale
This Bill of Sale (the "Bill of Sale") is made and entered into this ___ day of ___________________________, 2016, by and between CRP LINCOLN, L.L.C., a Delaware limited liability company ("Assignor"), and ________________________________________ ("Assignee").
For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee, its successors and assigns, all items of Tangible Personal Property (as defined in the Agreement referred to below), if any, owned by Assignor and situated upon and used exclusively in connection with the Real Property (as defined in the Agreement) and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, including, without limitation, the Tangible Personal Property identified in Exhibit B, if any, attached hereto and made a part hereof for all purposes (the "Personal Property").
This Bill of Sale is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit C, if any, attached hereto and made a part hereof for all purposes.
Assignee acknowledges and agrees that, except as expressly provided in, and subject to the limitations contained in, that certain Agreement of Purchase and Sale dated [____________], by and between CRP LINCOLN, L.L.C., a Delaware limited liability company and [_______________] (as amended, the "Agreement"), Assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the Personal Property, (b) the income to be derived from the Personal Property, (c) the suitability of the Personal Property for any and all activities and uses which Assignee may conduct thereon, (d) the compliance of or by the Personal Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the Personal Property, or (f) any other matter with respect to the Personal Property. Assignee further acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Assignee is relying solely on its own investigation of the Personal Property and not on any information provided or to be provided by Assignor, except as specifically provided in the Agreement. Assignee further acknowledges and agrees that any information provided or to be provided with respect to the Personal Property was obtained from a variety of sources and that Assignor has not made any independent investigation or verification of such information. Assignee further acknowledges and agrees that the sale of the Personal Property as provided for herein is made on an "as is, where is" condition and basis "with all faults," except as specifically provided in, and subject to the limitations contained in, the Agreement.

D-1

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties (as defined in the Agreement).
IN WITNESS WHEREOF, Assignor and Assignee have caused this Bill of Sale to be executed on the date and year first above written.

ASSIGNOR:

CRP LINCOLN, L.L.C.,
a Delaware limited liability company

By:
Name:
Its:

ASSIGNEE:

By:
Name:
Its:

D-2

Exhibit E
ASSIGNMENT OF LEASES, SERVICE CONTRACTS,
WARRANTIES AND OTHER INTANGIBLE PROPERTY
This Assignment of Leases, Service Contracts, Warranties and Other Intangible Property (this "Assignment") is made and entered into as of [____________], by and between CRP LINCOLN, L.L.C., a Delaware limited liability company ("Assignor"), ____________________ ("Assignee").
For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor's right, title, and interest in and to the following (collectively, the "Assigned Items"): (i) those certain leases (the "Leases") listed on Exhibit A attached hereto and made a part hereof for all purposes except for Seller's right to collect delinquent rent and other delinquent sums owing under such Leases for the period prior to the date hereof in accordance with the Agreement (as defined below), provided that Assignor shall not have the right to seek to terminate any Lease or the occupancy of any tenant, (ii) those certain service contracts, equipment leases, tenant improvement agreements and leasing agreements (the "Service Contracts") listed on Exhibit B, if any, attached hereto and made a part hereof for all purposes, and (iii) those certain warranties held by Assignor (the "Warranties") listed on Exhibit C, if any, attached hereto and made a part hereof for all purposes, and (iv) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and Personal Property (each as defined in the Agreement), including, without limitation, any utility contracts or other agreements or rights relating to the use and operation of the Real Property and Personal Property, but excluding the names "The Carlyle Group" and any derivatives thereof and "CRP Lincoln" (collectively, the "Other Intangible Property").
This Assignment is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit D, if any, attached hereto and made a part hereof for all purposes.
ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE LIMITATIONS CONTAINED IN, THAT CERTAIN AGREEMENT OF PURCHASE AND SALE, DATED AS OF [____________], BY AND BETWEEN CRP LINCOLN, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY AND [_______________] (AS AMENDED, THE "AGREEMENT"), THE ASSIGNED ITEMS ARE CONVEYED "AS IS, WHERE IS" AND IN THEIR PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE NATURE, QUALITY OR CONDITION OF THE ASSIGNED ITEMS, THE INCOME TO BE DERIVED THEREFROM, OR THE ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSIGNED ITEMS.

Except as otherwise expressly provided in Article VIII of the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Closing Date (as defined in the Agreement) by (a) the "landlord" or the "lessor" under the terms, covenants and conditions of the Leases, including, without limitation, brokerage commissions and compliance with the terms of the Leases relating to tenant improvements and security deposits, and (b) the owner under the Service Contracts, the Warranties and/or the Other Intangible Property. Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees and disbursements) resulting by reason of the failure of Assignee to pay, perform or discharge any of the debts, duties or obligations assumed or agreed to be assumed by Assignee hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, from and after the Closing Date. Except as otherwise expressly provided in Article VIII and subject to the provisions of Section 4.2 and Section 9.20 of the Agreement (which provisions are not modified in any way by the following indemnity), Assignor agrees to protect, indemnify, defend and hold Assignee harmless from and against all claims, losses, damages, costs, expenses, obligations and liabilities (including, without limitation, court costs and reasonable attorneys' fees and disbursements) (collectively, "Claims") arising out of or relating to, directly or indirectly, in whole or in part, the Leases or Service Contracts prior to the Closing Date; provided, however, that the foregoing indemnity shall not apply to any Claims relating in any way to the physical, environmental or other condition of the Property (as defined in the Agreement) or the compliance or non-compliance of the Property with any legal requirements; and provided further that the foregoing indemnity shall apply solely to Claims first raised after the Closing Date and shall survive only for a period of six (6) months after the Closing Date. Any such Claim which Assignee may have at any time against Assignor, whether known or unknown, which is not specifically asserted by written notice to Assignor within such six (6) month period shall not be valid or effective, and neither Assignor nor any Seller Related Parties (as defined in the Agreement) shall have any liability with respect thereto.
The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.
All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

ASSIGNOR:

CRP LINCOLN, L.L.C.,
a Delaware limited liability company

By:
Name:
Its:

ASSIGNEE:

By:
Name:
Its:

Exhibit F
TENANT ESTOPPEL
The undersigned ("Tenant") hereby certifies to CRP LINCOLN, L.L.C. ("Owner") and to ____________________ ("Buyer") in connection with Buyer's proposed purchase of 2105 South Bascom Avenue, Campbell, California (the "Property") that:

1.	ESTOPPEL.

1.1
Lease. Tenant is the owner of the tenant's interest in that lease dated __________, which has been amended by instrument(s) dated ______________ and which was originally executed by _______________, as landlord, and by __________________, as tenant. (Said lease and the referenced amendment(s) thereto are collectively referred to herein as the "Lease".) Attached hereto as Exhibit A is a true, complete and accurate copy of the Lease.

1.2
Lease Effective. The Lease has been duly executed and delivered by Tenant and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Tenant thereunder are valid and binding, and there have been no modifications or additions to the Lease, written or oral, other than those, if any, which are referenced above in Section 1.1. There are no other promises, agreements, understandings or commitments between Owner and Tenant relating to the Property, and Tenant has not given Owner any notice of termination under the Lease.

1.3
No Default. To the best of Tenant's knowledge: (a) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease either by Tenant or Owner; and (b) Tenant has no existing claims, defenses or offsets against rental due or to become due under the Lease.

1.4
Entire Agreement. The Lease constitutes the entire agreement between Owner and Tenant with respect to the Property, and Tenant claims no rights of any kind whatsoever with respect to the Property, other than as set forth in the Lease.

1.5	No Sublet. There has not been and is presently no subletting of the Property, or any part thereof, or assignment by Tenant of the Lease, or any rights therein, to any party.

1.6
Minimum Rent. The current monthly minimum base rent under the Lease is $_________, subject to any escalation, percentage rent and/or common area maintenance charges provided in the Lease, and such rent is current as of the date hereof.

1.7	Operating Expenses. Tenant is required to pay its pro rata share of operating expenses and its pro rata share of real property taxes and insurance costs; and, if applicable, the Base Year for the purposes of computing such payments is 20____. Tenant's monthly payment for its pro rata share of operating expenses and its pro rata share of real property taxes is currently _____________.

1.8	Rental Payment Commencement Date. The rent stated in Section 1.6 above will begin or began on __________________.

1.9	Commencement Date. The term of the Lease commenced or will commence on __________________.

1.10	Expiration Date. The term of the Lease will expire on __________________ (unless sooner terminated in accordance with the Lease).

1.11	Options to Renew or Extend. Tenant has no option to renew or extend term of the Lease, except as follows: __________________ (if none, write "None").

1.12
No Commission or Concessions. To the best of Tenant's knowledge and belief, there are no rental, lease or similar commissions payable with respect to the Lease. Neither Owner nor any successor or assign of Owner owes any amount to Tenant except as follows: __________ (if none, write “None”). Tenant has no right to any concession (rental or otherwise) or similar compensation pertaining to the Lease or the Tenant’s premises at the Property.

1.13
No Deposits or Prepaid Rent. No deposits, including security deposits, or prepayments of rent have been made in connection with the Lease, except as follows: Security deposit of $__________________ (if none, write "None"). None of the rent has been paid more than one (1) month in advance and Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease.

1.14
No Purchase Option or Preferential Right to Purchase. Tenant does not have any option or preferential right to purchase all or any part of the Property, except as follows: __________________ (if none, write "None").

1.15
Possession. Tenant is in full and complete possession of the Property and has accepted the Property, including any tenant improvements or other work of Owner performed thereon pursuant to the terms and provisions of the Lease, and the Property is in compliance with the Lease. All improvements, equipment, trade fixtures and other items to be constructed or furnished by or at the expense of Owner have been completed or supplied to the satisfaction of Tenant, and all contributions by Owner on account thereof or otherwise have been received by Tenant. There are no contributions, credits, free rent, rent abatements, deductions, concessions, rebates, unpaid or unreimbursed construction allowances, offsets or other sums due to Tenant from Owner under the Lease, except __________________ (if none, write "None").

1.16	Open and Operating. Tenant is open for business and in operation on the Property.

1.17
No Bankruptcy. There has not been filed by or, to the best of Tenant’s knowledge, against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

1.18	Authority. The undersigned representative of Tenant is duly authorized and fully qualified to execute this instrument on behalf of Tenant thereby binding Tenant.

2.
MISCELLANEOUS. All exhibits attached hereto are by this reference incorporated fully herein. The undersigned makes this statement for the Buyer's and Owner's benefit and protection with the understanding that Buyer (and any assignee of Buyer's right to purchase the Property), Buyer’s lender, and Buyer’s joint venture partners, if any, intend to rely upon this statement in connection with Buyer's or its assignee's intended purchase (and its lender's financing of the purchase and/or its joint venture partners potential equity investment in the project) of the Property from Owner. The undersigned agrees that it will, upon receipt of written notice from Owner, commence to pay all rents to the Buyer (or its assignee) or to any agent acting on behalf of the Buyer or its assignee.

[signature page follows]

IN WITNESS WHEREOF, Tenant has executed this instrument as of _______________, 2016.

TENANT:
,
a

By:
Name:
Title:

Exhibit A to Estoppel Certificate
COPY OF LEASE AND AMENDMENTS (IF ANY)
[Attached]

Exhibit G
List of Service Contracts

Category / Service Type	Vendor Name
Engineering	ABM
FLS Inspection	Simplex Grinnell
Sweeping	Santos & Santos
Pest	Clark Pest Control
Janitorial	Significant Cleaning
Fountain Maintenance	Pacific Water Art
Dayporter	Significant Cleaning
Stone/Metal Cleaning	Bakers Floors & Surface
Interior Plants	Plant your Image
Elevators	Thyssen Krupp Elevator
HVAC PM	ACCO
Landscape	ABM Landscaping
Exterior Lighting	Century Lighting
HVAC PM	ACCO
Window Cleaning	JT Windows
Security	Universal Protection Services
FLS Monitor	Simplex Grinnell

G-1

EXHIBIT H
EARNEST MONEY ESCROW AGREEMENT
This Escrow Agreement is made as of the Effective Date (as defined in the Purchase Agreement (defined below)), by and among CRP LINCOLN, L.L.C., a Delaware limited liability company ("Seller"), KBS CAPITAL ADVISORS LLC, a Delaware limited liability company ("Buyer"), and first american title company ("Escrow Agent").
RECITALS
Seller and Buyer have entered into a certain purchase agreement of even date herewith (the "Purchase Agreement") concerning real property located at 2105 South Bascom Avenue, Campbell, California, and commonly known as Lincoln Court (the "Property").
In connection with the Purchase Agreement, Seller and Buyer have requested Escrow Agent to receive funds to be held in escrow and applied in accordance with the terms and conditions of this Escrow Agreement.`
NOW THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:
1.    ESCROW AGENT. First American Title Company hereby agrees to act as Escrow Agent in accordance with the terms and conditions hereof.
2.    INITIAL DEPOSIT/ADDITIONAL DEPOSITS. Escrow Agent shall receive an initial deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00). Any additional amounts deposited with Escrow Agent shall be added to the initial deposit and together with the initial deposit and all interest earned thereon shall be referred to herein collectively as the "Escrow Fund".
3.    DEPOSITS OF FUNDS. All checks, money orders or drafts will be processed for collection in the normal course of business. Escrow Agent may initially deposit such funds in its custodial or escrow accounts which may result in the funds being commingled with escrow funds of others for a time; however, as soon as the Escrow Fund has been credited as collected funds to Escrow Agent's account, then Escrow Agent shall immediately deposit the Escrow Fund into an interest bearing account with any reputable trust company, bank, savings bank, savings association, or other financial services entity. Deposits held by Escrow Agent shall be subject to the provisions of applicable state statutes governing unclaimed property. Seller and Buyer will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to this account. Seller and Buyer do hereby certify that each is aware the Federal Deposit Insurance Corporation coverages apply to a maximum amount of $100,000.00 per depositor. Further, Seller and Buyer understand that Escrow Agent assumes no responsibility for, nor will Seller or Buyer hold same liable for any loss occurring which arises from a situation or event under the Federal Deposit Insurance Corporation coverages.
All interest will accrue to and be reported to the Internal Revenue Service for the account of Buyer, as set forth in an IRS Form W-9 provided to Escrow Agent by Buyer.

Escrow Agent shall not be responsible for any penalties, or loss of principal or interest, or any delays in the withdrawal of the funds which may be imposed by the depository institution as a result of the making or redeeming of the investment pursuant to Seller and Buyer instructions.
4.    DISBURSEMENT OF ESCROW FUND. Escrow Agent may disburse all or any portion of the Escrow Fund in accordance with and in reliance upon written instructions from both Seller and Buyer or otherwise as required/permitted by the terms of the Purchase Agreement. The Escrow Agent shall have no responsibility to make an investigation or determination of any facts underlying such instructions or as to whether any conditions upon which the funds are to be released have been fulfilled or not fulfilled, or to whom funds are released.
5.    DEFAULT AND/OR DISPUTES. In the event any party to the transaction underlying this Agreement shall tender any performance after the time when such performance was due, Escrow Agent may proceed under this Agreement unless one of the parties to this Agreement shall give to the Escrow Agent written direction to stop further performance of the Escrow Agent's functions hereunder. In the event written notice of default or dispute is given to the Escrow Agent by any party, or if Escrow Agent receives contrary written instructions from any party, the Escrow Agent will promptly notify all parties of such notice. Thereafter, Escrow Agent will decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court. In the event of a dispute, the Escrow Agent is authorized to deposit the escrow into a court of competent jurisdiction for a determination as to the proper disposition of said funds. In the event that the funds are deposited in court, the Escrow Agent shall be entitled to file a claim in the proceeding for its costs and counsel fees, if any.
6.    ESCROW AGENT FEES AND OTHER EXPENSES. Escrow Agent shall not charge for its services hereunder. Escrow Agent shall not be required to advance its own funds for any purpose provided that any such advance, made at its option, shall be promptly reimbursed by the party for whom it is advanced, and such optional advance shall not be an admission of liability on the part of Escrow Agent.
7.    PERFORMANCE OF DUTIES. In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may occur as a result of Escrow Agent so acting, or failing to act; provided, however, Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Agreement. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any good faith act or omission upon advice of counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent hereunder, or (ii) any good faith act or omission in reliance upon any document, including any written notice or instructions provided for in the Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the proper person or persons and to conform with the provisions of this Agreement.

8.    LIMITATIONS OF LIABILITY. Escrow Agent shall not be liable for any loss or damage resulting from the following:
(a)    The effect of the transaction underlying this Agreement including without limitation, any defect in the title to the real estate, any failure or delay in the surrender of possession of the property, the rights or obligations of any party in possession of the property, the financial status or insolvency of any other party, and/or any misrepresentation of fact made by any other party;
(b)    The default, error, act or failure to act by any other party to the escrow;
(c)    Any loss, loss of value or impairment of funds which have been deposited in escrow while those funds are in the course of collection or while those funds are on deposit in a depository institution if such loss or loss of value or impairment results from the failure, insolvency or suspension of a depository institution;
(d)    Any defects or conditions of title to any property that is the subject of this escrow provided, however, that this limitation of liability shall not affect the liability of Escrow Agent under any title insurance policy which it has issued or may issue. [NOTE:     No title insurance liability is created by this Agreement.]
(e)    Escrow Agent's compliance with any legal process including but not limited to, subpoena, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.
9.    HOLD HARMLESS. Buyer and Seller shall indemnify the Escrow Agent and hold the Escrow Agent harmless from all damage, costs, claims and expenses arising from performance of its duties as Escrow Agent including reasonable attorneys' fees, except for those damages, costs, claims and expenses resulting from the gross negligence or willful misconduct of the Escrow Agent.
10.    TERMINATION. This Agreement shall terminate upon the first to occur of (a) one year from the date hereof, in which event Escrow Agent shall disburse the Escrow Fund to the person who deposited such funds, less Escrow Agent's fees and expenses, unless this Agreement is extended by written agreement of all parties including the Escrow Agent; (b) the disbursement by Escrow Agent of all of the Escrow Fund; and (c) the joint written instructions of Buyer and Seller.
11.    RELEASE OF PAYMENT. Payment of the funds so held in escrow by the Escrow Agent, in accordance with the terms, conditions and provisions of this Escrow Agreement, shall fully and completely discharge and exonerate the Escrow Agent from any and all future liability or obligations of any nature or character at law or equity to the parties hereto or under this Agreement.
12.    NOTICES.

To Buyer:	KBS Capital Advisors LLC
11150 Santa Monica Boulevard, Suite 400
Los Angeles, CA 90025
Attention: James Rodgers
Phone No.: (424) 208-8105
Fax No.: (310) 432-2119
E-Mail: jrodgers@kbs.com
KBS Capital Advisors LLC
600 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Brian Ragsdale
Phone No.: (949) 797-0305
Fax No.: (949) 417-6501
E-Mail: bragsdale@kbs.com
KBS Capital Advisors LLC
600 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: James Chiboucas, Esq.
Phone No.: (949) 417-6555
Fax No.: (949) 417-6501
E-Mail: jchiboucas@kbs.com

with a copy to:	Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Attention: Scott A. Morehouse, Esq.
Phone No.: (714) 424-2865
Fax No.: (714) 424-5995
E-Mail: smorehouse@sheppardmullin.com

To Seller:	CRP Lincoln, L.L.C.
c/o The Carlyle Group
US Real Estate
Four Orinda Way, Suite 170D
Orinda, CA 94563
Attention: David A. Kingery, Managing Director
Telephone: (925) 258-1337
E-Mail: dave.kingery@carlyle.com

with a copy to:	Coblentz Patch Duffy & Bass LLP
One Montgomery Street, Suite 3000
San Francisco, CA 94104-5500
Attention: Matthew J. Bove, Esq.
Phone No.: (415) 772-5707
Fax No.: (415) 989-1663
E-Mail: mbove@coblentzlaw.com

If to Escrow Agent:	_______________________________
_______________________________
_______________________________
Attention: ______________________
Phone No.: _____________________
E-Mail: ________________________

13.    This Agreement shall be binding upon and inure to the benefit of the parties respective successors and assigns.
14.    This Agreement shall be governed by and construed in accordance with the Laws of the State in which the Property is located.
15.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.
16.    Time shall be of the essence of this Agreement and each and every term and condition hereof.
17.    In the event a dispute arises between Buyer and Seller under this Agreement, the losing party shall pay the reasonable attorney's fees and court costs of the prevailing party.
[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and sealed as of the date first stated above.

SELLER:

CRP LINCOLN, L.L.C.,
a Delaware limited liability company

By:
Name:
Its:

BUYER:

KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company

By:
Name:
Its:

ESCROW AGENT:

FIRST AMERICAN TITLE COMPANY

By:
Name:
Its:

EXHIBIT I
FORM OF TITLE AFFIDAVIT
ESCROW/TITLE ORDER NO. ___________________
PROPERTY: _____________________________
OWNER'S CERTIFICATION
______________________ (“Owner”), hereby certifies to First American Title Company (referred to as “First American”) as follows:
1.To Owner’s knowledge, during the ninety (90) days prior to the date of this Affidavit, no work of improvement or other work has been done and no material furnished for construction on the Property of a type that could create a mechanic’s lien under applicable law, except for: _____________
2.To Owner’s knowledge, (a) no person or entity is in possession of the Property or any portion thereof, other than Owner (including its employees and agents) and lessees based on written leases shown on the rent roll attached as Exhibit A attached hereto; and (b) none of such leases contains any provision granting an option or right of first refusal to purchase the Property.
3.To Owner’s knowledge, no person(s) other than those mentioned above and in the Commitment/Preliminary Title Report have any rights, easements, licenses, or agreements allowing them to use, encroach on, or travel over the Property except: _____________
4.Owner is not aware of any release reports or commitment statements issued under California Civil Code 850, et seq., relating to the Property.
Where statements herein are made “to Owner’s knowledge” (or words of similar import), they are intended to mean the current actual knowledge, without inquiry, of ____________ (“Owner’s Representative”), who is the employee of Owner most likely to have information relevant to such statements, it being understood that Owner’s Representative is not charged with knowledge of any acts or omissions of predecessors-in-title to the Property. Owner’s Representative named above is designated as such solely for the purpose of defining Owner’s knowledge, and not for the purpose of imposing any liability or creating any duties running from such individual to First American Title Company, which agrees by acceptance hereof that it will bring no action of any kind against said individual relating to or arising out of this Certification.
Notwithstanding anything appearing to the contrary in this Certification, no direct or indirect partner, member or shareholder of Owner (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be personally liable for the performance of the obligations of, or in respect of any claims against, Owner arising under this Certification. No personal judgment shall be sought or obtained against any of the foregoing in connection with this Certification.
This Certification is given for the purpose of inducing First American to issue one or more policies of title insurance in connection with the sale of the Property under the order number listed above.

Date:

I-1

By:
Name:
Its:

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EXHIBIT J
BUYER'S 3-14 AUDIT DOCUMENTS
General

•	Property operating statements for the most recent full calendar year (2015) and for the current year to date with break out in quarterly intervals.

•	Trial balances at the end of the most recent full calendar year (12/31/15) and as of the current date.

•	General ledger for the most recent full calendar year and for the current year to date (should include activity for entire year).

•	Property bank statements and reconciliations as of 12/31/15, 1/31/16 and 2/29/16
Revenues
Access to the following for all revenues for the most recent full calendar year and for the current year to date:

•	Lease agreements including any leases which have expired or were terminated in 2015

•	Rent rolls as of 12/31/14 and 12/31/15

•	Detailed tenant ledger for the latest full calendar year and current year

•	Access to billing invoices and tenant cash receipts for specific tenants (selections to be provided)
Supporting documents and schedules for other revenues (ie. parking income), if applicable, for the most recent full calendar year and for the current year to date.
Expenses
Access to the following for all expenses for the most recent full calendar year and for the current year to date:

•	Invoices and check copies (selections to be provided)

•	Check registers

•	Agreements with Contractors (specific agreements to be requested)
Reimbursable Expenses
Access to the following for the most recent full calendar year and for the current year to date:

•	CAM calculation to support monthly billings.

•	Year-end CAM reconciliation.
Post-closing
Final operating statement, trial balance and general ledger for the current year from January 1 through the date of sale.

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